Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
California Water Service Group:
We consent to the incorporation by reference in the registration statements (No. 333-103721) on Form S-3 and (No. 333-60810 and No. 333-127495) on Form S-8 of California Water Service Group of our reports dated March 9, 2007, with respect to the consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, common stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006.
Our report on the 2006 consolidated financial statements refers to California Water Service Group’s adoption of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006 and the initial funded status recognition and disclosure provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006. In addition, our report refers to the change in the California Water Service Group’s method of quantifying errors in its financial statements in 2006.
/s/ KPMG LLP
Mountain View, California
March 9, 2007